Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-179590

Prospectus Supplement No. 3

(to Prospectus dated March 26, 2012)

MARSHALL EDWARDS, INC.

2,915,152 Shares of Common Stock at $1.19 Per Share

Upon Exercise of Outstanding Warrants

This prospectus amends and supplements the prospectus dated March 26, 2012 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-179590). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2012 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

The prospectus and this prospectus supplement relate to (i) our distribution, at no charge, to holders of our common stock, $0.00000002 par value per share (our “Common Stock”), as of 5:00 p.m., Eastern time, March 30, 2012 (the “Record Date”), of subscription rights (the “Rights”), to purchase up to 17,129,361 Units for an aggregate purchase price of up to $7.6 million (the “Rights Offering”) and (ii) the issuance of shares of Common Stock upon exercise of the Warrants (as defined below). The subscription period for the Rights Offering expired on May 11, 2012. Each Unit consisted of 0.50 shares of Common Stock and a warrant (“Warrant”) representing the right to purchase 0.25 shares of Common Stock at an exercise price of $1.19 per share. The exercise of one Right entitled holders to purchase one Unit at a subscription price of $0.445 per Unit, which represents the subscription price of $0.89 per whole share of Common Stock for two Units. In the Rights Offering, eligible participants exercised Rights to purchase 11,660,606 Units; accordingly, the Company issued 5,830,202 shares of Common Stock and Warrants to purchase an additional 2,915,152 shares of Common Stock. Gross proceeds of $5.2 million were received in connection with the Rights Offering.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MSHL”. The Warrants will not trade on the Nasdaq Capital Market or any other securities exchange or trading market. On May 14, 2012, the closing price for a share of our Common Stock on the Nasdaq Capital Market was $0.62 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 16 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is May 15, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to             .

Commission File Number: 000-50484

Marshall Edwards, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	51-0407811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, CA 92130

(Address of principal executive offices) (Zip Code)

(858) 792-6300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Non-accelerated filer	☐

Accelerated filer	☐	Smaller reporting entity	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 15, 2012, the number of shares outstanding of the issuer’s common stock, $0.00000002 par value, was 20,498,946.

MARSHALL EDWARDS, INC.

		Page
PART I	FINANCIAL INFORMATION

Item 1:	Financial Statements

	Consolidated Balance Sheets as of March 31, 2012 (unaudited) and June 30, 2011	3

	Consolidated Statements of Operations (unaudited) for the three months and nine months ended March 31, 2012 and 2011 and for the period from December 1, 2000 (inception) through March 31, 2012	4

	Consolidated Statements of Cash Flows (unaudited) for the nine months ended March 31, 2012 and 2011 and for the period from December 1, 2000 (inception) through March 31, 2012	5

	Notes to Consolidated Financial Statements (unaudited)	6

Item 2:	Management’s Discussion and Analysis of Financial Condition and Results of Operations	14

Item 3:	Quantitative and Qualitative Disclosures about Market Risk	18

Item 4:	Controls and Procedures	18

PART II	OTHER INFORMATION

Item 6:	Exhibits	19

SIGNATURES		20

PART I FINANCIAL INFORMATION

Item 1: Financial Statements

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2012	June 30, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,722	$3,858
Prepaid expenses and other current assets	543	272

Total current assets	3,265	4,130
Property and equipment, net	28	38

Total assets	$3,293	$4,168

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$441	$328
Accrued liabilities	1,058	921
Derivative liabilities	—	1,125

Total current liabilities	1,499	2,374

Commitments (Note 3)

Stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized;
Series A: 1,000 shares issued and outstanding at March 31, 2012 and June 30, 2011	—	—
Series B: 742 shares issued and redeemed; none outstanding at March 31, 2012 and June 30, 2011	—	—
Common stock, $0.00000002 par value; 113,000,000 shares authorized;
14,668,744 shares and 8,881,089 shares issued and outstanding at March 31, 2012 and June 30, 2011, respectively	—	—
Additional paid-in-capital	84,804	79,382
Deficit accumulated during the development stage	(83,010)	(77,588)

Total stockholders’ equity	1,794	1,794

Total liabilities and stockholders’ equity	$3,293	$4,168

See accompanying notes to the unaudited consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,		Period from December 1, 2000 (Inception) through March 31,
	2012	2011	2012	2011	2012
Operating expenses:
Research and development	$(1,490)	$(298)	$(3,595)	$(1,734)	$(42,784)
License fees	—	—	—	—	(21,500)
General and administrative	(811)	(1,033)	(2,596)	(3,530)	(21,887)

Total operating expenses	(2,301)	(1,331)	(6,191)	(5,264)	(86,171)

Loss from operations	(2,301)	(1,331)	(6,191)	(5,264)	(86,171)

Other income (expense):
Fair value of derivative liabilities in excess of proceeds	—	—	—	—	(508)
Adjustments to fair value of derivative liabilities	—	—	1,139	—	1,188
Interest and dividend income	32	19	37	125	2,897
Financing costs	—	—	(406)	—	(406)
Income tax expense	—	—	(1)	—	(10)

Net loss arising during development stage	$(2,269)	$(1,312)	$(5,422)	$(5,139)	$(83,010)

Net loss per share, basic and diluted	$(.15)	$(0.18)	$(0.45)	$(0.70)
Shares used to calculate net loss per share	14,668,744	7,445,293	12,034,918	7,382,979

See accompanying notes to the unaudited consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended March 31,		Period from December 1, 2000 (Inception) through March 31,
	2012	2011	2012
Cash flows from operating activities:
Net loss arising during the development stage	$(5,422)	$(5,139)	$(83,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	389	369	2,669
Fair value of derivative liabilities in excess of proceeds	—	—	508
Gain on adjustment to fair value of derivative liabilities	(1,139)	—	(1,188)
Financing costs	406	—	406
Depreciation	10	10	23
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(271)	(217)	(543)
Accounts payable	113	169	441
Accrued liabilities	137	242	1,058
Amounts due to related party	—	(301)	—

Net cash used in operating activities	(5,777)	(4,867)	(79,636)

Cash flows from investing activities:
Purchases of property and equipment	—	(48)	(51)

Net cash used in investing activities	—	(48)	(51)

Cash flows from financing activities:
Net proceeds from issuance of common stock	5,047	735	82,150
Net proceeds from issuance of preferred stock	—	—	665
Financing costs	(406)	—	(406)

Net cash provided by financing activities	4,641	735	82,409

Net increase/(decrease) in cash and cash equivalents	(1,136)	(4,180)	2,722
Cash and cash equivalents at beginning of the period	3,858	9,031	—

Cash and cash equivalents at end of the period	$2,722	$4,851	$2,722

See accompanying notes to the unaudited consolidated financial statements.

MARSHALL EDWARDS, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Organization and Summary of Significant Accounting Policies

The Company

Marshall Edwards, Inc., together with its wholly-owned subsidiary Marshall Edwards Pty Ltd (“MEPL”), collectively referred to as MEI (the “Company”), is a development stage oncology company focused on the clinical development of novel therapeutics targeting cancer metabolism. The Company was incorporated in December 2000 as a wholly-owned subsidiary of Novogen Limited (“Novogen”). Marshall Edwards’ common stock is listed on the Nasdaq Capital Market under the symbol “MSHL”. As of March 31, 2012, Novogen owned approximately 58.1% of the outstanding shares of the Company’s common stock.

The Company’s drug development pipeline is derived from its isoflavone technology platform that has generated a number of compounds with anti-proliferative tumor activity. The Company’s lead drug candidates, ME-143 and ME-344, have been shown to interact with specific enzyme targets resulting in inhibition of tumor cell metabolism, a function critical for cancer cell survival.

Basis of Presentation

The accompanying unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto as of and for the year ended June 30, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, since these are interim statements, the accompanying consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. The Company has evaluated subsequent events through the date the financial statements were issued.

Capital Resources

Since inception, the Company’s operations have been financed primarily through the sale of equity securities. The Company has incurred losses from operations and negative cash flows since its inception due in large part to expenditures for its research and development activities, and the Company expects to continue to incur substantial losses for the foreseeable future as it continues development of its two lead drug candidates. As a result, the Company will need to obtain additional financing to fund its operations in the future. The Company intends to obtain any additional required funding through strategic relationships, public or private equity financings, debt financings, or other arrangements. Conditions in the financial markets and other factors could have a material adverse effect on the Company’s ability to access sufficient funding on acceptable terms, or at all. If the Company cannot raise adequate additional capital, it will be required to delay, reduce the scope of, or eliminate one or more of its research or development programs. In addition, the Company may be required to relinquish some, or even all, rights to product candidates in development on less favorable terms than it would otherwise choose.

Management believes that the Company’s existing cash balances of $2.7 million as of March 31, 2012, together with the proceeds received from its Rights Offering, as defined and described under Note 6, will be sufficient to fund its operations until late-calendar year 2012. Changes in the Company’s research and development plans or other changes affecting its operating expenses may affect actual future use of existing cash resources. If the Company is unable to obtain additional funds on favorable terms or at all, the Company may be required to cease or reduce its operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. The Company uses estimates for certain accruals including clinical and pre-clinical study fees and expenses, share-based compensation, and valuations of derivative liabilities, among others. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less when purchased.

Fair Value of Financial Instruments

The carrying amounts of financial instruments such as cash equivalents and current liabilities approximate the related fair values due to the short-term maturities of these instruments. The Company invests its excess cash into financial instruments which are readily convertible into cash, such as money market funds.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains accounts in federally insured financial institutions in excess of federally insured limits. The Company also maintains investments in money market funds and similar short-term investments that are not federally insured. However, management believes that the Company is not exposed to significant credit risk due to the financial positions of the depository institutions in which these deposits are held and of the money market funds in which these investments are made.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally three to seven years) using the straight-line method. Leasehold improvements are stated at cost and are amortized over the shorter of the estimated useful lives of the assets or the lease term. Capital improvements are stated at cost and amortized over the estimated useful lives of the underlying assets.

Derivative Liabilities

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded as additional paid-in capital on our consolidated balance sheet and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheet at their fair value on the date of issuance and are revalued on each subsequent balance sheet date until such instruments are exercised, amended to remove features that result in derivative liability classification, or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. All instruments creating derivative liability accounting treatment were settled during the quarter ended December 31, 2011, and the Company had no remaining derivative liabilities as of March 31, 2012.

Research and Development Costs

Research and development costs are expensed as incurred and include costs paid to third-party contractors to perform research, conduct clinical trials and develop and manufacture drug materials. Clinical trial costs, including costs associated with third-party contractors, are a significant component of research and development expenses. The Company accrues research and development costs based on work performed. In determining the amount to accrue, management relies on estimates of total costs based on contract components completed, the enrollment of subjects, the completion of trials, and other events.

License Fees

Costs incurred related to the acquisition or licensing of products that have not yet received regulatory approval to be marketed, or that are not commercially viable and ready for use, or have no alternative future use, are charged to expense in the period incurred.

Share-based Compensation

The fair value of each stock option granted is estimated on the grant date under the fair value method using a binomial valuation model. The estimated fair values of the stock options, including the effect of estimated forfeitures, are expensed over the vesting period. The Company recognized share-based compensation expenses of $133,000 and $121,000 during the three months ended March 31, 2012 and 2011, respectively, and $389,000 and $369,000 during the nine months ended March 31, 2012 and 2011, respectively.

Interest and Dividend Income

Interest on cash balances is recognized when earned. Dividend revenue is recognized when the right to receive the payment is established.

Income Taxes

The Company’s income tax expense consists of current and deferred income tax expense or benefit. Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is recognized for the future tax consequences attributable to tax credits and loss carryforwards and to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of March 31, 2012 and June 30, 2011, the Company has established a valuation allowance to fully reserve its net deferred tax assets. Tax rate changes are reflected in income during the period such changes are enacted. Changes in ownership may limit the amount of net operating loss carry-forwards that can be utilized in the future to offset taxable income.

The Financial Accounting Standards Board Topic on Income Taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. An uncertain income tax position will not be recognized if management believes it has less than a 50% likelihood of being sustained. There were no unrecognized tax benefits as of March 31, 2012 and June 30, 2011.

Foreign Currency Translation

The functional currency of the Company’s wholly owned subsidiary in Australia, MEPL, is the U.S. dollar. Monetary assets and liabilities are translated from Australian dollars into U.S. dollars using the exchange rates in effect at the balance sheet date. Nonmonetary assets and liabilities and equity accounts are translated using historical exchange rates. Income statement amounts are translated using the average exchange rate for the periods. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations as a component of general and administrative expenses and, to date, have not been material.

2. Net Loss Per Share

Basic and diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period, less any shares subject to repurchase or forfeiture. There were no shares of common stock subject to repurchase or forfeiture for the three and nine months ended March 31, 2012 and 2011. Because the Company is in a net loss position, it has excluded stock options and warrants from the calculation of diluted net loss per share because these securities are antidilutive for all periods presented.

3. Commitments

The Company has contracted with various consultants and third parties to assist it in pre-clinical research and development and clinical trials work for its leading drug compounds. The contracts are terminable at any time, but obligate the Company to reimburse the providers for any time or costs incurred through the date of termination. The Company also has employment agreements with certain of its current employees that provide for severance payments and accelerated vesting for share-based awards if their employment is terminated under specified circumstances. Additionally, the Company leases office space for monthly rental rates ranging from $10,403 to $10,734, plus other pass-through charges, under the lease term expiring in April 2013.

The Company’s restated certificate of incorporation provides that it will indemnify Novogen in connection with certain actions brought against Novogen by any of the Company’s stockholders or any other person.

The Company is not currently a party to any significant legal proceedings.

4. Segment Information

The Company has one operating segment, the development of pharmaceutical compounds. The Company’s business contains two geographic segments. The Company plans to dissolve MEPL, which conducts its operations in Australia, during the current fiscal year, subject to compliance with applicable Australian legal requirements. The following segment information is net of intercompany transactions.

	Three Months Ended March 31,
	2012			2011
	USA	Australia	Total	USA	Australia	Total
	(in thousands)
Statement of Operations:
Income (loss) from operations	$(2,328)	$27	$(2,301)	$(1,236)	$(103)	$(1,339)
Other income	32	—	32	27	—	27

Net loss arising during development stage	$(2,296)	$27	$(2,269)	$(1,209)	$(103)	$(1,312)

	Nine Months Ended March 31,
	2012			2011
	USA	Australia	Total	USA	Australia	Total
	(in thousands)
Statement of Operations:
Income (loss) from operations	$(6,270)	$79	$(6,191)	$(3,558)	$(1,714)	$(5,272)
Other income	769	—	769	132	1	133

Net loss arising during development stage	$(5,501)	$79	$(5,422)	$(3,426)	$(1,713)	$(5,139)

	March 31, 2012			June 30, 2011
	USA	Australia	Total	USA	Australia	Total
	(in thousands)
Balance Sheet:
Segment assets	$3,293	$—	$3,293	$4,112	$56	$4,168
Segment liabilities	$(1,499)	$—	$(1,499)	$(1,294)	$(1,080)	$(2,374)

5. Related Party Transactions

Isoflavone Transaction

On December 21, 2010, the Company entered into an Asset Purchase Agreement (the “Isoflavone Asset Purchase Agreement”) with Novogen and Novogen Research Pty Limited, a wholly-owned subsidiary of Novogen, pursuant to which the Company agreed to purchase certain assets used in or generated under, or in connection with, the discovery, development, manufacture and marketing of intellectual property and products based on the field of isoflavonoid technology and on compounds known as isoflavones, including those related to the drug candidates ME-143 and ME-344 (the “Isoflavone-related Assets”), in exchange for 1,000 shares of the Company’s Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible at any time and from time to time and without the payment of additional consideration by the holder thereof into 4,827 shares of our common stock. In addition, if a Phase II clinical trial involving any of the Isoflavone-related Assets has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving such technology, whichever is earlier, each share of the Series A Convertible Preferred Stock not already converted may thereafter be converted into 9,654 shares of our common stock. The transaction closed on May 9, 2011. Under the terms of the Isoflavone Asset Purchase Agreement, the Company also assumed certain liabilities that are related to the Isoflavone-related Assets. The acquisition of the Isoflavone-related Assets and the other transactions contemplated by the Isoflavone Asset Purchase Agreement are referred to as the “Isoflavone Transaction.”

The Company did not record a value for the Isoflavone-related Assets acquired, since there were no historical carrying amounts recorded by Novogen and the transaction was between entities under common control.

In conjunction with signing the Isoflavone Asset Purchase Agreement, the Company and Novogen agreed to terminate, effective upon consummation of the Isoflavone Transaction, each of the following agreements, along with any other agreements relating thereto, with respect to the Isoflavone-related Assets:

•

September 2003 license agreement between the Company’s wholly-owned subsidiary, MEPL, and Novogen’s wholly-owned subsidiary, Novogen Research Pty Limited, pursuant to which Novogen Research Pty Limited granted MEPL a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute certain Phenoxodiol products;

•

May 2006 license agreement between MEPL and Novogen Research Pty Limited pursuant to which Novogen Research Pty Limited granted MEPL a world-wide, non-transferable license under its patents and patent applications and in its licensed know-how to conduct clinical trials and commercialize and distribute certain products based on two oncology compounds known as Triphendiol and ME-143 (formerly NV-143);

•

August 2009 license agreement between MEPL and Novogen Research Pty Limited pursuant to which Novogen Research Pty Limited granted MEPL an exclusive, worldwide, non-transferable license under its patents and patent applications and in the intellectual property rights related to its know-how to conduct clinical trials, commercialize and distribute a compound known as NV-128;

•

September 2003 Amended and Restated License Option Deed between MEPL and Novogen Research Pty Limited pursuant to which Novogen Research Pty Limited granted MEPL an exclusive right to accept and an exclusive right to match any proposed dealing by Novogen Research Pty Limited of its intellectual property rights with a third party relating to synthetic compounds (other than Phenoxodiol) that have known or potential applications in the field of prevention, treatment or cure of cancer in humans in all forms other than topical applications; and

•

September 2003 Amended and Restated Manufacturing License and Supply Agreement between MEPL and Novogen Research Pty Limited, pursuant to which MEPL had granted to Novogen an exclusive, non-transferable sub license to manufacture and supply Phenoxodiol in its primary manufactured form. Novogen had agreed to supply Phenoxodiol to MEPL for the clinical trial development program and Phenoxodiol’s ultimate commercial use at cost plus a 50% markup. No amounts were paid to Novogen under the agreement prior to its termination.

Amended and Restated Services Agreement

In September 2003, the Company, Novogen and MEPL entered into a services agreement. Under the terms of the services agreement, Novogen or its subsidiaries agreed to provide services reasonably required by the Company relating to the development and commercialization of Phenoxodiol and other licensed products, including Triphendiol and ME-143. Novogen agreed to provide these services at cost plus a 10% mark-up. The Company and Novogen terminated the services agreement effective December 31, 2010.

Transactions giving rise to expenditures amounting to $1,026,000 were made under the services agreement with Novogen during the nine months ended March 31, 2011. As the services agreement was terminated effective December 31, 2010, there were no transactions under the services agreement during the nine months ended March 31, 2012, and no amounts were due to Novogen under the agreement as of March 31, 2012.

Private Placements of Common Stock with Novogen

On September 27, 2011, the Company entered into a Securities Subscription Agreement with Novogen, pursuant to which the Company sold to Novogen 1,333,333 shares of the Company’s common stock, at a purchase price of $1.50 per share, for proceeds of $2,000,000. The offering closed on September 29, 2011. In a letter dated September 28, 2011, Novogen also committed to make an additional equity investment in the Company of $2,000,000 on or before June 30, 2012.

On December 28, 2011, the Company entered into a Securities Subscription Agreement with Novogen, pursuant to which the Company sold to Novogen 1,941,747 shares of the Company’s common stock, at a purchase price of $1.03 per share, for gross proceeds of $2,000,000. The offering closed on December 29, 2011, and represented completion of Novogen’s $2,000,000 commitment.

6. Equity

Equity Transactions

Rights Offering

On March 26, 2012, the Company’s registration statement on Form S-1, as previously filed with the Securities and Exchange Commission on February 21, 2012 and amended on March 20, 2012, became effective. The Form S-1 was filed in connection with the Company’s rights offering (“Rights Offering”) to existing stockholders and to holders of the Company’s Series A warrants issued in connection with the May 2011 private placement. Pursuant to the Rights Offering, the Company distributed one subscription right for each share of common stock and each Series A warrant exercisable for a share of common stock to holders of record as of March 30, 2012. Each subscription right entitled the holder to purchase one Unit, which consisted of 0.5 shares of the Company’s common stock and a warrant to purchase 0.25 shares of the Company’s common stock. The subscription period expired on May 11, 2012.

For every two Units purchased in the Rights Offering, stockholders received one share of common stock for a purchase price of $0.89 per share, which represents a 10 percent discount to the volume-weighted average price of the Company’s common stock for the 30 consecutive trading days ending on, and inclusive of, March 13, 2012, and warrants to purchase one-half of one share of common stock with an exercise price of $1.19 per share, which represents a 20 percent premium to the volume-weighted average price of the Company’s common stock during the same period. The warrants are exercisable for a five-year period beginning on May 11, 2012.

The Rights Offering also included an over-subscription privilege, which entitled stockholders to purchase additional Units that remained unsubscribed at the expiration of the Rights Offering.

As described in Note 7, gross proceeds associated with the Rights Offering were $5.2 million.

May 2011 Private Placement

On May 16, 2011, the Company entered into an Amended and Restated Securities Purchase Agreement (the “Amended Securities Purchase Agreement”) with certain accredited investors pursuant to which the Company agreed to issue and sell to the investors certain shares of the Company’s common stock, and warrants to purchase additional shares of common stock. Pursuant to the Amended Securities Purchase Agreement, in May 2011 the Company issued to the investors: (i) 835,217 shares (the “Initial Shares”) of common stock, at a purchase price of $1.333 per share; (ii) series A warrants (the “Series A warrants”) which initially represented the right to purchase up to 626,413 shares of common stock, up to a maximum of 2,250,564 shares; and (iii) series B warrants (the “Series B warrants”) which initially represented the right to purchase up to 2,165,534 shares of common stock. In addition, the Company agreed to issue certain additional shares of common stock (the “Adjustment Shares”) to the extent the price of the common stock is below $1.333 per share, but greater than or equal to $0.75 per share, on certain dates (“Adjustment Dates”) during the period ending June 26, 2012, including as a result of a subsequent offering by the Company of its securities at a price below the purchase price of the Initial Shares. The number of Adjustment Shares issuable was initially limited to 649,242, subject to proportionate increases to the extent the Series B warrants have been exercised prior to the applicable Adjustment Date, up to a maximum of 2,332,583 shares. If the trading price of the Company’s common stock is below $0.75 per share on any Adjustment Date, the Company will, in addition to issuing the applicable number of Adjustment Shares, refund to the investors an amount per share of common stock received by the investors in the transaction equal to the difference between $0.75 and the price of the common stock on such Adjustment Date. The transactions contemplated by the Amended Securities Purchase Agreement are referred to as the May 2011 private placement. Upon the closing of the May 2011 private placement, the Company also issued warrants to the placement agent for the purchase of up to 210,053 shares of common stock, which warrants were exercisable on the same terms as the Series A warrants.

On December 29, 2011, the Company issued an aggregate of 667,272 Adjustment Shares to the investors in accordance with the calculation of the applicable price, based on the trading price of the Company’s common stock, with respect to the first Adjustment Date. Additionally, on December 29, 2011, the Company issued an aggregate of 245,700 Adjustment Shares to the investors in connection with the private placement of common stock to Novogen that closed on December 29, 2011.

Terms of Series A and Series B Warrants

The Series A warrants became exercisable on the six month anniversary of the May 18, 2011 closing of the May 2011 private placement. The Series A warrants will expire on the fifth anniversary of the date on which the Series A warrants first became exercisable. Prior to the amendment of the warrant terms in September 2011 in conjunction with the Supplemental Agreement, as defined and described below, the Series A warrants were initially exercisable at an exercise price of $1.57 per share, subject to adjustment as provided in the Series A warrant agreements. Under the terms of the warrant agreements, the number of shares of common stock issuable upon exercise of the Series A warrants would be increased by an amount equal to 75% of the number of shares of common stock issued upon each exercise of the Series B warrants.

Prior to the amendment of the warrant terms in September 2011 in conjunction with the Supplemental Agreement, as described below, the initial exercise price per share of the Series B warrants was equal to the lower of (i) $1.333, and (ii) 85% of the arithmetic average of the lowest eight weighted average prices of the common stock during the 20 consecutive trading day period in the case of a voluntary exercise by the holders, ending on the trading day immediately preceding the date of delivery of a notice of exercise.

In July and August 2011, the investors exercised an aggregate of 1,294,000 Series B warrants for 1,294,000 shares of common stock. The Company received net proceeds of $1,094,000 in conjunction with the exercise of the Series B warrants. Pursuant to the terms of the Amended Securities Purchase Agreement, an additional 970,500 Series A warrants became exercisable as a result of these Series B warrant exercises.

Supplemental Agreement

On September 28, 2011, the Company entered into a Supplemental Agreement (the “Supplemental Agreement”) with each of the investors party to the Amended Securities Purchase Agreement.

Pursuant to the Supplemental Agreement, each of the Series A warrants and the Series B warrants issued pursuant to the Amended Securities Purchase Agreement were amended and restated (the “Amended Series A Warrants” and “Amended Series B Warrants”, respectively). The exercise price of each of the Series A warrants and Series B warrants was reduced to $1.00 per share. As amended, the exercise price of the Amended Series A Warrants is no longer subject to further adjustment upon the occurrence of certain events, including the subsequent sale or deemed sale by the Company of shares of common stock at a price per share below the exercise price of the Amended Series A Warrants; however, the Amended Series A Warrants continue to provide for certain customary anti-dilution adjustments.

The Series B warrants were amended to permit the exercise of such warrants on a cashless basis. Pursuant to the terms of the Supplemental Agreement, on September 28, 2011, the investors exercised, on a cashless basis, the Amended Series B Warrants for all of the remaining shares of common stock for which such Amended Series B Warrants were exercisable, resulting in the issuance by the Company of an aggregate of 305,603 shares of common stock. As of September 28, 2011, there were no remaining outstanding Series B warrants.

The Supplemental Agreement also effected certain amendments to the Amended Securities Purchase Agreement, including the extension, through September 28, 2013, of the period during which the investors have the right to participate in subsequent equity offerings of the Company. In connection with the amendments described above, the Company made cash payments to the investors in an aggregate amount of $365,000, which, together with $41,000 that the Company paid in other expenses related to the Supplemental Agreement, have been classified as ‘Financing Costs’ in the Consolidated Statement of Operations.

Derivative Liabilities

The Company accounted for the Series A and B warrants and the Adjustment Shares feature pursuant to the Amended Securities Purchase Agreement in accordance with accounting guidance for derivatives. The accounting guidance provides a two-step model to be applied in determining whether a financial instrument or an embedded feature in a financial instrument is indexed to an entity’s own stock that would qualify such financial instruments or embedded features for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the balance sheet. The Company determined that the Series A and Series B warrants, prior to their amendment, were ineligible for equity classification as a result of the anti-dilution provisions in the Series A and Series B warrants that could have resulted in an adjustment to the warrant exercise price. Additionally, the Company determined that the Adjustment Shares feature, as specified in the Amended Securities Purchase Agreement, resulted in an embedded derivative. As a result of amending the Series A and Series B warrant terms pursuant to the Supplemental Agreement, and the exercise of the Amended Series B Warrants, as described above, the Series A and Series B warrants are no longer considered to be derivatives as of September 30, 2011. As a result of the Company’s completion of its contractual obligations under the Amended Securities Purchase Agreement related to the issuance of Adjustment Shares, the Company had no remaining derivative liabilities as of December 31, 2011.

The decrease in the estimated fair value of the derivative liabilities for the nine months ended March 31, 2012 resulted in other income of $1,139,000. Such decrease in the estimated fair value was primarily due to the amendment of the Series A warrant terms, the exercise of the Series B warrants in September 2011, and completion in December 2011 of the Company’s obligation to issue additional Adjustment Shares based on changes to the trading price of the Company’s common stock. Additionally, the Company recorded a gain of $14,000 in conjunction with amending the Series A warrant terms, based on the fair value of the Amended Series A Warrants, classified as ‘Adjustments to Fair Value of Derivative Liabilities’ in the Consolidated Statement of Operations.

Warrants and Options to Purchase Common Stock `

As of March 31, 2012, there were outstanding warrants to purchase 248,003 shares of the Company’s common stock at exercise prices ranging from $21.70 to $36.00 per share, which expire at various dates in calendar years 2012 and 2013, and outstanding Series A warrants and warrants issued to the Company’s placement agent for the May 2011 private placement to purchase up to 2,460,617 shares of common stock at $1.00, which expire in November 2016.

As of March 31, 2012 there were options outstanding to purchase 862,560 shares of common stock, of which 233,546 were vested, at exercise prices ranging from $0.77 to $6.30 per share. The outstanding options expire at various dates in calendar years 2014 through 2016.

Series A Convertible Preferred Stock

In connection with the closing of the Isoflavone Transaction in May 2011, the Company designated and issued 1,000 shares of Series A Convertible Preferred Stock to Novogen. Each share of the Series A Convertible Preferred Stock is convertible into 4,827 shares of Common Stock. In the event a Phase II clinical trial involving any of the isoflavone technology acquired by the Company pursuant to the Asset Purchase Agreement has achieved a statistically significant result (p=0.05 or less) or a first patient is enrolled in a Phase III clinical trial involving the such technology, whichever is earlier, each share of the Series A Convertible Preferred Stock not already converted may be converted into 9,654 shares of Common Stock.

7. Subsequent Events

In connection with the Rights Offering as described in Note 6, eligible participants exercised subscription rights to purchase 11,660,606 Units under the offering, including 8,988,675 Units purchased by Novogen. Based on the irrevocable exercise of the subscription rights, the Company issued 5,830,202 shares of common stock and warrants to purchase 2,915,152 shares upon exercise of the warrants (subject to adjustment for fractional shares). Gross proceeds of $5.2 million were received in connection with the Rights Offering. As a result, the Company’s stockholders’ equity exceeded $2.5 million as of May 15, 2012.

Item 2:	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Special Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Quarterly Report, including statements regarding the future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

•

our inability to obtain required additional financing or financing available to us on acceptable terms, or at all, which may cause us to delay, scale-back or eliminate plans related to development of our drug candidates;

•

we are in an early stage of pre-clinical and clinical studies for our next generation product candidates on which our development plans are based; pre-clinical studies by their nature typically have a high level of risk of failure, and may not produce successful results;

•

our inability to maintain or enter into, and the risks resulting from our dependence upon, contractual arrangements necessary for the clinical development, manufacture, commercialization, marketing, sales and distribution of our product candidates;

•

costs and delays in the clinical development programs and/or receipt of U.S. Food and Drug Administration (the “FDA”) or other required governmental approvals, or the failure to obtain such approvals, for our product candidates;

•	our failure to successfully commercialize our product candidates;

•	the failure of any products to gain market acceptance;

•	our inability to control the costs of manufacturing our products;

•	competition and competitive factors;

•	our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business;

•	our inability to operate our business without infringing the patents and proprietary rights of others;

•	costs stemming from our defense against third party intellectual property infringement claims;

•	general economic conditions;

•	technological changes;

•	government regulation generally and the receipt of regulatory approvals;

•	changes in industry practice; and

•	one-time events.

These risks are not exhaustive. Our business and financial performance could also be adversely affected by the factors that are discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended June 30, 2011, filed on September 28, 2011, as well as factors discussed elsewhere in this report and in our other filings with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

The following discussion is qualified in its entirety by, and should be read in conjunction with, the more detailed information set forth in the financial statements and the notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q.

Overview

Our business purpose is the development of drugs for the treatment of cancer. We are currently focused on the clinical development of our two lead drug candidates, ME-143 and ME-344. In May 2011, we completed the acquisition of certain assets and intellectual property, including those related to ME-143 and ME-344, from Novogen, in accordance with the terms of an Asset Purchase Agreement, dated as of December 21, 2010, between us, Novogen and Novogen Research Pty Limited. We initiated a Phase I clinical trial of intravenous ME-143 in patients with solid refractory tumors in September 2011. We received approval of our Investigational New Drug application for ME-344 in April 2012 and initiated a Phase I clinical trial of intravenous ME-344 in patients with solid refractory tumors shortly thereafter.

We believe that our existing cash balances, which were $2.7 million as of March 31, 2012, together with the proceeds received from our Rights Offering, will be sufficient to fund our operations until late-calendar year 2012. Changes in our research and development plans or other changes affecting our operating expenses may affect actual future use of existing cash resources. In any event, however, we will need additional financing to fund our operations in the future, including the continued development of our two lead drug candidates. To date, our operations have been funded primarily through the sale of equity securities. We have not generated any revenues from operations since inception other than interest and dividends from cash and investments. We have incurred losses since inception and expect to incur operating losses and generate negative cash flows from operations for the foreseeable future. As of March 31, 2012, we had accumulated losses of $83 million since our inception in December 2000.

Expenses to date have consisted primarily of costs associated with conducting the clinical trials of Phenoxodiol, costs incurred under various product license and services agreements with Novogen, and costs associated with the development of ME-143 and ME-344. The services agreement was terminated in December 2010. In connection with the consummation of the Isoflavone Transaction, the license agreements, and other key agreements with Novogen, were terminated.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Actual results could differ from those estimates. We believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements:

Clinical Trials Expenses

Estimates have been used in determining the expense liability under certain clinical trial contracts where services have been performed but not yet invoiced. Generally, the costs associated with clinical trial contracts are based on the number of patients in each trial, the service contracts associated with clinical sites, service providers and drug development contracts. The length of time before actual amounts can be determined will vary, and are therefore estimated, depending on length of the drug administration cycles and the timing of the invoices by the clinical trial partners and contractors.

Derivative Liabilities

In conjunction with our May 2011 private placement, we issued common stock on terms that included certain embedded derivative features, as well as warrants that were accounted for as derivative liabilities (see Note 6 to our consolidated financial statements included in this Quarterly Report on Form 10-Q). The Series A and Series B warrants, prior to their subsequent amendment in September 2011, and adjustment shares features related to the common stock issued in the private placement, were determined to be ineligible for equity classification due to certain price protection and anti-dilution provisions.

The resulting derivative liabilities were initially recorded at their estimated fair value on the date of issuance of the common stock and warrants, and were subsequently adjusted to reflect the estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded as other income or expense. The fair value of these liabilities was estimated using option pricing models that are based on the individual characteristics of the common stock, the derivative liabilities on the valuation date, probabilities related to future financings, as well as assumptions for volatility, remaining expected life, and risk-free interest rate. The option pricing models of our derivative liabilities are estimates and are sensitive to changes to inputs and assumptions used in the option pricing models. All instruments requiring derivative liability accounting treatment were settled during the quarter ended December 31, 2011. As of March 31, 2012, we had no remaining derivative liabilities.

Share-based Compensation

Share-based compensation expense for employees and directors is recognized in the statement of operations based on estimated amounts, including the grant date fair value and the expected service period. For stock options, we estimate the grant date fair value using a binomial valuation model, which requires the use of multiple subjective inputs including estimated future volatility, expected forfeitures and the expected term of the awards. We estimate our expected future volatility based on our stock’s historical price volatility. Our stock’s future volatility may differ from our estimated volatility at the grant date. Share-based compensation recorded in our statement of operations is based on awards expected to ultimately vest and has been reduced for estimated forfeitures. Our estimated forfeiture rates may differ from actual forfeiture rates which would affect the amount of expense recognized during the period. We recognize the value of the awards on a straight-line basis over the awards’ requisite service periods. The requisite service period is generally the time over which our share-based awards vest.

Results of Operations

Three Months Ended March 31, 2012 and 2011

We incurred losses of $2,269,000 and $1,312,000 for the three months ended March 31, 2012 and 2011, respectively.

Research and Development: Research and development expenses consist primarily of clinical trial costs (including payments to contract research organizations or CROs), pre-clinical study costs, cost to manufacture our drug candidates for pre-clinical and clinical studies and salaries and other personnel costs.

Research and development expenses increased by $1,192,000 to $1,490,000 for the three months ended March 31, 2012 compared to $298,000 for the three months ended March 31, 2011. The increase is primarily due to pre-clinical work associated with the development of ME-344, and the commencement of Phase I clinical trials for ME-143.

General and Administrative: General and administrative expenses decreased by $222,000 to $811,000 for the three months ended March 31, 2012 compared to $1,033,000 for the three months ended March 31, 2011. The decrease primarily relates to the non-recurring costs incurred during the three months ended March 31, 2011 for legal and professional fees associated with the Isoflavone Transaction with Novogen.

Other income or expense: We received interest on cash and cash equivalents of $2,000 for the three months ended March 31, 2012 compared to $5,000 for the three months ended March 31, 2011. The decrease was due to lower cash balances and lower interest rates earned by our cash deposits. During the three months ended March 31, 2012, we also received dividends of $30,000 from an investment in a privately-held company, compared with dividends of $14,000 during the three months ended March 31, 2011.

Nine Months Ended March 31, 2012 and 2011

We incurred losses of $5,422,000 and $5,139,000 for the nine months ended March 31, 2012 and 2011, respectively.

Research and Development: Research and development expenses consist primarily of clinical trial costs (including payments to contract research organizations or CROs), pre-clinical study costs, cost to manufacture our drug candidates for pre-clinical and clinical studies, related party service charges paid to Novogen and salaries and other personnel costs.

Research and development expenses increased by $1,861,000 to $3,595,000 for the nine months ended March 31, 2012 compared to $1,734,000 for the nine months ended March 31, 2011. The increase is primarily due to pre-clinical work associated with the development of ME-143 and ME-344, and the commencement of Phase I clinical trials for ME-143. Additionally, costs incurred during the nine months ended March 31, 2012 and 2011 include salaries and benefit costs associated with employees hired during fiscal year 2011. The increase in expenses was offset in part by a decrease in costs related to the services agreement with Novogen, which was terminated effective December 31, 2010.

General and Administrative: General and administrative expenses decreased by $934,000 to $2,596,000 for the nine months ended March 31, 2012 compared to $3,530,000 for the nine months ended March 31, 2011. The decrease primarily relates to non-recurring costs incurred during the nine months ended March 31, 2011 associated with the establishment of the Company’s operations in the United States, to legal and professional fees associated with the Isoflavone Transaction with Novogen, and the elimination of expenses for administrative services provided under the services agreement with Novogen, which was terminated effective December 31, 2010.

Other income or expense: During the year ended June 30, 2011, we issued securities that were accounted for as derivative liabilities. As of March 31, 2012, the Company’s obligations related to these securities were contractually completed, resulting in the elimination of the derivative liabilities and a corresponding net decrease in their value of $1,125,000 from June 30, 2011. The decrease in value was recorded as non-operating income for the nine months ended March 31, 2012. Additionally, during the nine months ended March 31, 2012, we recorded a reversal of a prior expense of $14,000 in conjunction with the amendment of the Series A Warrant terms pursuant to the Supplemental Agreement, based on the fair value of the Amended Series A Warrants.

We received interest on cash and cash equivalents of $7,000 for the nine months ended March 31, 2012 compared to $29,000 for the nine months ended March 31, 2011. The decrease was due to lower cash balances and lower interest rates earned by our cash deposits. We also received dividends of $30,000 from a small investment in a privately-held company, during the nine months ended March 31, 2012 compared with $96,000 from this investment during the nine months ended March 31, 2011.

In connection with the Supplemental Agreement, we incurred financing costs in the amount of $406,000 during the nine months ended March 31, 2012.

Liquidity and Capital Resources

Our sources of liquidity include our cash and cash equivalents. We believe that our existing cash balances, which were $2.7 million as of March 31, 2012 together with the proceeds received from our Rights Offering, will be sufficient to fund our operations until late-calendar year 2012. Our current business operations are focused on continuing the development of our two lead drug candidates. Specifically we intend to continue the clinical development of the drug candidate ME-143 and to begin the clinical development of ME-344 in May 2012. Changes to our research or development plans or other changes affecting our operating expenses may affect actual future use of existing cash resources. To date, we have obtained cash and funded our operations primarily through the sale of equity securities. We have accumulated losses of $83 million since inception and expect to incur operating losses and generate negative cash flows from operations for the foreseeable future.

We will need additional financing to fund our operations in the future, including the continued development of our drug candidates. We intend to seek additional capital through additional equity transactions or strategic relationships; however, there can be no assurance that any such transactions will be completed. Pursuant to the terms of the May 2011 private placement, we have agreed not to offer or sell any of our or our subsidiaries’ equity securities, including securities that are convertible or exchangeable for our common stock, or to file any new registration statement, other than as required by the Amended Registration Rights Agreement between us and the investors in the May 2011 private placement, until the earlier of (i) June 18, 2012 and (ii) 90 days after the registration of all of the securities we have agreed to register pursuant to the Amended Registration Rights Agreement. The foregoing restrictions on securities issuances did not apply to certain permitted issuances, specifically an aggregate of $4,000,000 of common stock issued to Novogen in two separate private placements on September 30, 2011 and December 29, 2011. We obtained a waiver from the investors in the May 2011 private placement to conduct the Rights Offering, which resulted in gross proceeds of $5.2 million in May 2012. If we are unable to obtain additional funds on favorable terms or at all, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs, or to cease or reduce our operations.

Sources and Uses of Our Cash

Net cash used in operations for the nine months ended March 31, 2012 was $5,777,000 compared to $4,867,000 in the nine months ended March 31, 2011; the increase in cash used in operations was due to an increase in expenses incurred for research and development costs.

Net cash used in investing activities of $48,000 for the nine months ended March 31, 2011 was for the purchase of property and equipment. We did not use any cash in investing activities for the nine months ended March 31, 2012.

Net cash provided by financing activities was $4,641,000 for the nine months ended March 31, 2012. Cash raised during the nine months ended March 31, 2012 reflected net proceeds of $1,094,000 raised through the issuance of common stock from the exercise of Series B warrants and $3,953,000 through the issuance of common stock to Novogen. Also, in connection with the Supplemental Agreement, during the nine months ended March 31, 2012, the Company paid $406,000 in financing costs. Additionally, we raised $5.2 million in gross proceeds through our Rights Offering which we consummated in May 2012.

Contractual Obligations

For a discussion of our contractual obligations at March 31, 2012 see Note 3 to the financial statements “Commitments” in this Quarterly Report on Form 10-Q.

Corporate Developments

Nasdaq

During fiscal year 2011, we received deficiency notices from Nasdaq regarding non-compliance with the minimum stockholders’ equity and the minimum Market Value of Publicly Held Shares in accordance with Nasdaq Listing Standards for the Nasdaq Global Market. In March 2011 we received a positive response from the Nasdaq Listing Qualifications Staff indicating that our request for a transfer and continued listing on the Nasdaq Capital Market had been granted. Our common stock began trading on the Nasdaq Capital Market effective with the open of business on March 16, 2011.

Under Nasdaq rules, failure to maintain minimum stockholders’ equity of $2.5 million may result in the delisting of our common stock from the Nasdaq Capital Market, in which case we would have 45 calendar days from the date of notification by Nasdaq to submit a plan to regain compliance. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the original notification for us to evidence compliance with this requirement. As a result of continuing losses from operations, our stockholders’ equity fell below $2.5 million as of March 31, 2012. The gross proceeds of $5.2 million received in connection with the Rights Offering increased our stockholders’ equity above $2.5 million as of May 15, 2012.

On March 27, 2012, the Company received notice from Nasdaq stating that, based on the closing bid price for the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the $1.00 per share minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Rule 5550(a)(2). The notification letter states that the Company will be afforded a grace period of 180 calendar days, or until September 24, 2012, to regain compliance with the minimum bid price requirement in accordance with Nasdaq Rule 5810(c)(3)(A). In order to regain compliance, shares of the Company’s common stock must maintain a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days during the grace period. In the event the Company does not regain compliance during the initial 180 calendar day grace period, the Company may be eligible for additional time to demonstrate compliance with the minimum bid price requirement if it continues to meet certain other Nasdaq listing requirements.

Item 3:	Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Our exposure to market interest rates relates primarily to the investments of cash balances.

We have cash reserves held primarily in U.S. and Australian dollars and we place funds on deposit with financial institutions and are generally at call.

We do not use derivative financial instruments to hedge our risks related to cash balances. We place our cash deposits with high credit quality financial institutions, and, by policy, limit the amount of credit exposure to any single counter-party. We are adverse to principal loss and we ensure the safety and preservation of our invested funds by limiting default risk, market risk and reinvestment risk.

We seek to mitigate default risk by depositing funds with high credit quality financial institutions and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any financial institution.

We have no interest rate exposure due to rate changes for long-term debt.

We do not consider the effects of interest rate movements to be a material risk to our financial condition.

Foreign Currency Risk

We conduct our operations principally in U.S. dollars. However, we also have some exposure to Australian dollars, Euros and British pounds. At March 31, 2012, we had not established a foreign currency hedging program. Net foreign exchange losses during the nine months ended March 31, 2012 were $17,000 compared with net foreign exchange losses of $104,000 during the nine months ended March 31, 2011. Foreign exchange gains and losses occur as a result of transactions in foreign currencies, and upon consolidation of MEPL, which uses U.S. dollars as its functional currency. MEPL’s accounts are denominated in Australian dollars. Translation of MEPL’s financial statements into U.S. dollars did not have a material impact on our financial position. We do not consider the effects of foreign currency movements to be a material risk to our financial condition.

Item 4:	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

At the end of the period covered by this Quarterly Report on Form 10-Q, the Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are effective to ensure that the information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

There were no changes in our internal control over financial reporting during the period covered by this Quarterly Report that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II OTHER INFORMATION

Item 6:	Exhibits

Exhibit Index

Exhibits

4.1	Form of Subscription Agent Agreement between the Company and Computershare, Inc. (incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on March 20, 2012 (File No. 333-179590)).

4.2	Form of Information Agent Agreement between the Company and Georgeson, Inc. (incorporated by reference to Exhibit 4.13 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on March 20, 2012 (File No. 333-179590)).

4.3	Form of Subscription Rights Certificate (incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on March 20, 2012 (File No. 333-179590)).

4.4	Form of Warrant Agreement between the Company and Computershare, Inc. (incorporated by reference to Exhibit 4.15 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on March 20, 2012 (File No. 333-179590)).

4.5	Form of Warrant (incorporated by reference to Exhibit 4.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on March 20, 2012 (File No. 333-179590)).

31.1	Certification required by Rule 13a-14(a) or Rule 15d-14(a)

31.2	Certification required by Rule 13a-14(a) or Rule 15d-14(a)

32.1	Certification required by Rule 13a-14(b) or Rule 15d-14(b) and section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C 1350).

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARSHALL EDWARDS, INC.

/s/ Daniel P. Gold
Daniel Gold
President and Chief Executive Officer

Date: May 15, 2012

Exhibit 31.1

CERTIFICATION

I, Daniel Gold, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Marshall Edwards, Inc.;

2.	Based on my knowledge, this Quarterly Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Quarterly Report;

3.	Based on my knowledge, the financial statements, and other financial information included in this Quarterly Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Quarterly Report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Quarterly Report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in the Quarterly Report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this Quarterly Report based on such evaluation; and

(d)	Disclosed in this Quarterly Report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2012	/s/ Daniel Gold
Daniel Gold President and Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Thomas M. Zech, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Marshall Edwards, Inc.;

2.	Based on my knowledge, this Quarterly Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Quarterly Report;

3.	Based on my knowledge, the financial statements, and other financial information included in this Quarterly Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Quarterly Report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) ) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Quarterly Report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in the Quarterly Report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this Quarterly Report based on such evaluation; and

(d)	Disclosed in this Quarterly Report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2012	/s/ Thomas M. Zech
Thomas M. Zech Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Daniel P. Gold, the President and Chief Executive Officer of Marshall Edwards, Inc. (the “Registrant”), and Thomas M. Zech, the Chief Financial Officer of the Registrant, each hereby certifies that, to his knowledge:

1.	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, (the “Form 10-Q”) to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition of the Registrant at the end of the period covered by the Form 10-Q and results of operations of the registrant for the period covered by the Form 10-Q.

These certifications accompanying the Form 10-Q to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Dated: May 15, 2012

/s/ Daniel P. Gold	/s/ Thomas M. Zech
Daniel P. Gold	Thomas M. Zech
President and Chief Executive Officer (Principal Executive Officer)	Chief Financial Officer (Principal Financial Officer)